SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date earliest event reported):	March 10, 2014

VECTOR GROUP LTD.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-5759	65-0949535
(Commission File Number)	(IRS Employer Identification Number)

4400 Biscayne Boulevard, Miami, Florida
(Address of Principal Executive Offices)

33137
(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 579-8000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

Stock Ownership Guidelines

In March 2014, Vector Group Ltd. (the “Company”) formalized its long-standing practice of significant share ownership by senior management by adopting Stock Ownership Guidelines (the "Guidelines"). The Guidelines are applicable to each executive officer named in the summary compensation table of the Company’ proxy statement (a “Named Executive Officer”) and each non-employee member of the Board. Under the Guidelines, which are phased in within the later of five years after the adoption of the guidelines or the date that a covered person first obtains a position, the following ownership requirements exist.

Title                Value of Shares Owned

Chief Executive Officer        3.0    X    Base Salary
Executive Vice Presidents        1.5    X    Base Salary
Other Named Executive Officers    1.0    X    Base Salary
Non-employee directors        2.0    X    Annual Retainer

The valuation of shares includes all shares held beneficially or directly by any covered person or the person's immediate family members or trust but does not include any shares that have been pledged. Compliance is tested on the last day of each quarter.

The foregoing description of the Guidelines is qualified in its entirety by reference to the Guidelines, which are included as Exhibit 10.1 hereto and incorporated herein by reference

Executive Compensation Clawback Policy

In March 2014, the Company adopted an Executive Compensation Clawback Policy (the "Policy"), which states as a condition to receiving a bonus and incentive-based compensation from the Company, each Named Executive Officer shall enter into an agreement with the Company providing that any performance-based compensation awarded, paid or payable by the Company or any of its subsidiaries subsequent to the date of adoption of the Policy shall be subject to recovery or "clawback" by the Company. Under the Policy, if the Company’s financial results are restated, the result of which is that any performance-based compensation would have been lower had it been calculated based on such restated results, the Performance Subcommittee of the Board of Directors shall review the performance-based compensation received by the Named Executive Officers. If the Subcommittee determines that the performance-based compensation would have been lower and that the executive that received such compensation engaged in fraud, material financial or ethical misconduct or recklessness which contributed to the restatement, then the Subcommittee may seek to recover the after-tax portion of the performance-based compensation. Under the policy, the Subcommittee has the discretion to determine to seek recovery of the performance-based compensation after notice and an opportunity to be heard is provided to the Named Executive Officer.

The foregoing description of the Policy is qualified in its entirety by reference to the Policy, which is included as Exhibit 10.2 hereto and incorporated herein by reference

Vector Group Ltd. 2014 Management Incentive Plan

On March 10, 2014, the Company's Board ratified the Vector Group Ltd. 2014 Management Incentive Plan (the “2014 Plan”), subject to the approval of the 2014 Plan at the Company’s 2014 annual stockholders meeting. The 2014 Plan, which has a ten-year term and an available share reserve of 10,000,000 common shares, was adopted by the Compensation Committee on February 26, 2014.

The 2014 Plan permits the Company to grant stock options, stock appreciation rights and restricted stock. The 2014 Plan also provides for cash incentives to be awarded based on a multi-year performance period and for annual short-term cash incentives based on a twelve-month performance period.

In February 2014, the Performance-Based Compensation Subcommittee of the Company's Compensation Committee granted options to Named Executive Officers to purchase 387,500 shares of Common Stock under the 2014 Plan conditioned upon stockholder approval. The exercise price is $19.34 per share, which was the closing price of the Common Stock on the date of award and is subject to increase under certain circumstances. The options have dividend equivalent rights. If the Company’s stockholders do not approve the 2014 Plan, the options will be canceled and the executives who received options in February 2014 have agreed to return any dividends or distributions paid prior to the Company's 2014 Annual Meeting of Stockholders plus interest computed at Citibank N.A.'s prime interest rate.

The foregoing description of the 2014 Plan is qualified in its entirety by reference to the Vector Group Ltd. 2014 Management Incentive Plan, which is included as Exhibit 10.3 hereto and incorporated herein by reference

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VECTOR GROUP LTD.

	By:	/s/ J. Bryant Kirkland III
J. Bryant Kirkland III
Vice President, Treasurer & Chief Financial Officer
Date: March 14, 2014

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits.

Exhibit No.	Description
10.1	Vector Group Ltd. Stock Ownership Guidelines
10.2	Vector Group Ltd. Stock Executive Compensation Clawback Policy
10.3	Vector Group Ltd. Management Incentive Plan